Exhibit 99.(d)(1)(D)
Form of Stock Option Award Agreement
     You, as the Optionee named below, have been granted the following option (the “Option”) to purchase units (“Units”), consisting of one share of the common stock, par value $0.01 per share (“Common Stock”) and one share of the Series A preferred stock, par value $0.01 per share (“Preferred Stock”), of Concho Equity Holdings Corp., a Delaware corporation (the “Company”), on the terms and conditions set forth below and in accordance with the Stock Option Award Agreement (the “Agreement”) to which this Summary of Stock Option Grant is attached and the Concho Equity Holdings Corp. 2004 Stock Option Plan (the “Plan”):

Optionee Name:

Number of Option Units Granted:

Type of Option (check one):	Nonqualified Stock Option Incentive Stock Option

Effective Date of Grant:	, 200

Exercise Price Per Unit:	$

Vesting Commencement Date:	, 200

Vesting Schedule:	The Option shall vest over a period of time and Units subject to the Option shall become purchasable in installments in accordance with the following schedule:
(i) twenty-six percent (26%) of such Units (if a fractional number, then the next lower whole number) shall become purchasable, in whole at any time or in part from time to time, on the first anniversary of the Vesting Commencement Date, if Optionee is in the continuous service of the Company or an Affiliate until such vesting date; (ii) an additional twenty-six percent (26%) of such Units (if a fractional number, then the next lower whole number) shall become purchasable, in whole at any time or in part from time to time, on each of the second and third anniversary of the Vesting Commencement Date, if the Optionee is in the continuous service of the Company or an Affiliate until each such vesting date; and (iii) an additional twenty-two (22%) of such Units (if a fractional number, then the next lower whole number) shall become purchasable, in whole at any time or in part from time to time, upon (i) the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, (ii) a sale, in one or more related transactions, of all or substantially all of the assets of the Company and a distribution to Purchaser of his pro rata Share of the proceeds of such sale, or (iii) any merger, consolidation, reorganization or other transaction resulting in at least fifty percent 50% of the issued and outstanding shares of voting securities of the Company immediately prior to the consummation of such transaction being “beneficially owned” by a single person or a “group,” as such terms are defined in Rule 13d-3 and 13d-5, respectively, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, resulting in, as determined by the Company’s independent accountants, a 25% internal rate of return, and a return on investment of two times the total dollars invested to the Purchasers party to that certain Stock Purchase Agreement dated August , 2004 between the Company and the Purchasers. The calculation of the internal rate of return by the Company’s independent accountants shall exclude any investment made by a Non-Participating Purchaser or by a Defaulting Purchaser, as those terms are defined in that certain the Stock Purchase Agreement dated August , 2004. The terms of this vesting schedule are subject to the change of control provisions of the Plan contained in Article VIII.
     You, by your signature as Optionee below, acknowledge that you (i) have reviewed the Agreement and the Plan in their entirety and have had the opportunity to obtain the advice of counsel prior to executing this Summary of Stock Option Grant, (ii) understand that the Option is granted under and governed by the terms and provisions of the Agreement and the Plan, and (iii) agree to accept as binding all of the determinations and interpretations made by the Board or the Committee with respect to matters arising under or relating to the Option, the Agreement and the Plan.

OPTIONEE:	CONCHO EQUITY HOLDINGS CORP.

By:

(Signature of Optionee)		Name:

Address of Optionee:		Title:

     THIS AGREEMENT is made as of the Effective Date (as set forth on the Summary of Stock Option Grant) between Concho Equity Holdings Corp., a Delaware corporation (the “Company”), and Optionee pursuant to the Concho Equity Holdings Corp. 2004 Stock Option Plan (the “Plan”).
     WHEREAS, the Board or a Committee designated by the Board has authority to grant Options under the Plan to Employees of the Company and its Affiliates; and
     WHEREAS, the Board or the Committee, as appropriate, has determined to award Optionee the Option described in this Agreement;
     NOW, THEREFORE, the Company and Optionee agree as follows:
     1. Effect of Plan and Authority of Board or Committee. This Agreement and the Option granted hereunder are subject to the Plan, which is incorporated herein by reference. The Board or the Committee is authorized to make all determinations and interpretations with respect to matters arising under or relating to the Plan, this Agreement and the Option granted hereunder. Capitalized terms used and not otherwise defined herein have the respective meanings given them in the Plan or in the Summary of Stock Option Grant, which are attached hereto and incorporated herein by this reference for all purposes.
     2. Grant of Option. On the terms and conditions set forth in this Agreement, the Summary of Stock Option Grant and the Plan, as of the Effective Date, the Company hereby grants to Optionee the option to purchase the number of Units set forth on the Summary of Stock Option Grant at the Exercise Price per Unit set forth on the Summary of Stock Option Grant (the “Option”). The Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, as provided in the Summary of Stock Option Grant. If the Option is intended to be an Incentive Stock Option, it is agreed that the exercise price is at least 100% of the Fair Market Value of a share of Common Stock and Preferred Stock included in a Unit on the Effective Date (110% of Fair Market Value if Optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, within the meaning of Section 422(b)(6) of the Code). If this Option is intended to be an Incentive Stock Option, but the aggregate Fair Market Value of Common Stock and Preferred Stock included in a Unit with respect to which Incentive Stock Options granted to Optionee (including all options qualifying as incentive stock options pursuant to Section 422 of the Code granted to Optionee under any other plan of the Company or any Affiliate) are exercisable for the first time by Optionee during any calendar year exceeds $100,000 (determined as of the date the Incentive Stock Option is granted), this Option shall not be void but shall be deemed to be an Incentive Stock Option to the extent it does not exceed the $100,000 limit and shall be deemed a Nonqualified Stock Option to the extent it exceeds that limit.
     3. Vesting. This Option may be exercised only to the extent it is vested on the vesting dates in accordance with the Vesting Schedule set forth in the Summary of Stock Option Grant. The vested percentage indicated in such Vesting Schedule shall be exercisable, as to all or part of the vested Units, at any time or times after the respective vesting date and until the expiration or termination of the Option. The vesting of this Option may be accelerated in certain events which are set forth in the Plan. The unvested portion of this Option shall terminate and be forfeited immediately on the date of Optionee’s termination of employment.
     4. Term.
     (a) Term of Option. This Option may not be exercised after the expiration of ten years from the Effective Date (five years from the Effective Date if Optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, within the meaning of Section 422(b)(6) of the Code). If the expiration date of this Option or any termination date provided for in this Agreement shall fall on a Saturday, Sunday or a day on which the executive offices of the Company are not open for business, then such expiration or termination date shall be deemed to be the last normal business day of the Company at its executive offices preceding such Saturday, Sunday or day on which such offices are closed.
     (b) Early Termination. Except as provided below, this Option may not be exercised unless Optionee shall have been in the continuous employ of the Company or an Affiliate from the Effective Date to the date of exercise of the Option. This Option may be exercised after the date of Optionee’s termination of employment with the Company or an Affiliate only in accordance with the following:
     (i) In the event of Optionee’s termination of employment on account of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), this Option may be exercised, to the extent then vested, until the earlier of (A) the expiration of one year from the date of such termination of employment, or (B) the expiration of the Option term specified in Section 4(a) above.
     (ii) In the event of Optionee’s termination of employment for any reason other than the reasons set forth in subparagraphs (i) and (iii) of this Section 4(b) whether on a voluntary or involuntary basis, this Option may be exercised, to the extent then vested, until the earlier of (A) the expiration of three months from the date of such termination of employment, or (B) the expiration of the Option term specified in Section 4(a) above.
     (iii) Notwithstanding subparagraphs (i) and (ii) above, if Optionee’s termination of employment was on account of Cause (as defined in the Plan), this Option shall be immediately forfeited to the Company and no additional exercise period shall be allowed, regardless of the vested status of the Option, unless otherwise determined by the Board or Committee in its absolute discretion.
     5. Manner of Exercise and Payment. The Optionee (or his representative, guardian, devisee or heir, as applicable) may exercise any portion of this Option that has become exercisable in accordance with the terms hereof as to all or any of the Units then available for purchase by delivering to the Company written notice, in a form satisfactory to the Committee, specifying:

     (i) the number of whole Units to be purchased together with the Optionee’s preference of type of payment in full of the purchase price of such Units;
     (ii) the address to which dividends, notices, reports, and other information are to be sent; and
     (iii) the Optionee’s social security number.
Upon exercise of an Option, the exercise price of the Option shall be payable to Concho in full either: (i) in cash or an equivalent acceptable to the Committee, (ii) in the absolute discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, (A) by tendering one or more previously acquired, fully paid, nonforfeitable, unrestricted Units that have been held by the Participant for at least six months having an aggregate Fair Market Value at the time of exercise equal to the total exercise price (including an actual or deemed multiple series of exchanges of such Units) or (B) with respect to Nonqualified Stock Options only, withholding Units which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total exercise price, or (iii) in a combination of the forms of payment specified in clauses (i) and (ii) above.. This Option shall be deemed to have been exercised on the first date upon which the Company receives written notice of exercise as described above, payment of the purchase price and all other documents, information and amounts required with respect to such exercise under this Agreement and the Plan. From and after such time as the Common Stock and Preferred Stock is registered under Section 12 of the Exchange Act, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Units with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to the Company to pay the exercise price and any required withholding taxes.
     6. Withholding Tax. Promptly after demand by the Company, and at its direction, Optionee shall pay to the Company or the appropriate Affiliate an amount equal to the applicable withholding taxes due in connection with the exercise of the Option. Pursuant to Section 10.4 of the Plan, such withholding taxes may be paid in cash or, subject to the further provisions of this Section 6 of this Agreement, in whole or in part, by having the Company withhold from the Units otherwise issuable upon exercise of the Option a number of Units having a value equal to the amount of such withholding taxes or by delivering to the Company or the appropriate Affiliate a number of issued and outstanding Units having a value equal to the amount of such withholding taxes. The value of any Units so withheld by or delivered to the Company or the appropriate Affiliate shall be based on the Fair Market Value (as defined in the Plan) of such Units on the date on which the tax withholding is to be made. Optionee shall pay to the Company or the appropriate Affiliate in cash the amount, if any, by which the amount of such withholding taxes exceeds the value of the Units so withheld or delivered. An election by Optionee to have Units withheld or to deliver Units to pay withholding taxes (an “Election”) must be made at or prior to the time of exercise of the Option. All Elections shall be made in the same manner as is required for the exercise of the Option and shall be made on a form approved by the Company.
     7. Delivery of Units. Delivery of the certificates representing the shares of Common Stock and Preferred Stock purchased upon exercise of this Option shall be made promptly after receipt of notice of exercise and full payment of the Exercise Price and any required withholding taxes. If the Company so elects, its obligation to deliver shares of Common Stock and Preferred Stock upon the exercise of this Option shall be conditioned upon its receipt from the person exercising this Option of an executed investment letter, in form and content satisfactory to the Company and its legal counsel, evidencing the investment intent of such person and such other matters as the Company may reasonably require. If the Company so elects, the certificate or certificates representing shares of Common Stock and Preferred Stock issued upon exercise of this Option shall bear legends in substantially the following form:

THE ISSUANCE OF THE SHARES EVIDENCED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS FIRST REGISTERED THEREUNDER OR UNLESS THE COMPANY RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THE TERMS OF THE CONCHO EQUITY HOLDINGS CORP. 2004 STOCK OPTION PLAN AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE ENCUMBERED OR DISPOSED OF EXCEPT AS SET FORTH IN THE TERMS OF AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER HEREOF AND THE COMPANY. A COPY OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

     8. Transferability.
     (a) Incentive Stock Options. To the extent this Option is an Incentive Stock Option, (i) it is personal to Optionee and during Optionee’s lifetime may be exercised only by Optionee or his guardian or legal representative upon the events and in accordance with the terms and conditions set forth in the Plan, and (ii) it shall not be transferred except by will or by the laws of descent and distribution, nor may it be otherwise assigned, transferred, pledged, hypothecated or disposed of in any way (by operation of law or otherwise) and it shall not be subject to execution, attachment or similar process.
     (b) Nonqualified Stock Options. To the extent that this Option is a Nonqualified Stock Option, it shall not be transferred except to one or more Permitted Transferees or by will or by the laws of descent and distribution, nor may it be otherwise assigned, transferred, pledged, hypothecated or disposed of in any way (by operation of law or otherwise) and it shall not be subject to execution, attachment or similar process. The Nonqualified Stock Option portion of this Option may be exercised only by the Optionee, by a Permitted Transferee, or by the Optionee’s or Permitted Transferee’s duly appointed guardian or personal representative. To the extent this Option is a Nonqualified Stock Option, it may be transferred to one or more Permitted Transferees at any time prior to the exercise of the Option in full. Upon any such transfer, a Permitted Transferee shall succeed and be subject, to the extent of the Option or part of the Option so transferred and the Units covered thereby, to all of Optionee’s rights, promises, restrictions and obligations hereunder. A Permitted Transferee to whom all or a portion of the Option is transferred may transfer such portion (or any part thereof) to another person or entity who or which is a Permitted Transferee with respect to Optionee or to the Optionee. The Company shall be entitled to treat the Option as belonging to Optionee unless the Optionee or a Permitted Transferee, as the case may be, shall inform the Secretary of the Company, in writing, of the identity of any Permitted Transferee or Transferees, and the Secretary, after consultation with legal counsel if the Secretary deems it appropriate, has concluded that all legal requirements in connection with the transfer of the Option have been satisfied.
     (c) Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option, or any right or privilege conferred hereby, contrary to the provisions of this Agreement or the Plan, shall be immediately become null and void.
     9. Notices. All notices between the parties hereto shall be in writing. Notices to Optionee shall be given to Optionee’s address as contained in the Company’s records. Notices to the Company shall be addressed to the President and Secretary of the Company.
     10. Relationship With Contract of Employment.
     (a) The grant of an Option does not form part of Optionee’s entitlement to remuneration or benefit pursuant to his contract of employment, if any, nor does the existence of a contract of employment between any person and the Company or an Affiliate give such person any right or entitlement to have an

Option granted to him or any expectation that an Option might be granted to him whether subject to any conditions or at all.
     (b) The rights and obligations of Optionee under the terms of his contract of employment with the Company or an Affiliate, if any, shall not be affected by the grant of an Option.
     (c) The rights granted to Optionee upon the grant of an Option shall not afford Optionee any rights or additional rights to compensation or damages in consequence of the loss or termination of employment with the Company or an Affiliate for any reason whatsoever.
     (d) Optionee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being or becoming unable to exercise an Option in consequence of the loss or termination of his employment with the Company or an Affiliate for any reason (including, without limitation, any breach of contract by the Company or an Affiliate) or in any other circumstances whatsoever.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Delaware, except as superseded by applicable federal law.